Exhibit 99.1

NEXSTAR MEDIA GROUP SECOND QUARTER NET REVENUE RISES 5.5% TO A RECORD $660.3 MILLION

Net Revenue Growth Drives Record 2Q Operating Income of $174.5 Million and Net Income of $86.6 Million

Record 2Q BCF of $257.5 Million, Adjusted EBITDA of $233.1 Million and

Free Cash Flow of $148.2 Million, Inclusive of One-Time Transaction Expenses

Repurchases 250,000 Shares During Second Quarter

IRVING, Texas – August 8, 2018 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the second quarter ended June 30, 2018 as summarized below.

Summary 2018 Second Quarter Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2018	2017	Change	2018	2017	Change
Local Revenue	$198,560	$209,594	(5.3)%	$391,828	$388,070	+1.0%
National Revenue	$71,633	$77,256	(7.3)%	$138,678	$143,238	(3.2)%
Political Revenue	$31,636	$5,488	+476.5%	$40,902	$7,184	+469.3%
Television Ad Revenue	$301,829	$292,338	+3.2%	$571,408	$538,492	+6.1%

Retransmission Fee Revenue	$276,273	$253,099	+9.2%	$552,214	$484,994	+13.9%
Digital Revenue	$63,999	$63,045	+1.5%	$126,803	$108,410	+17.0%
Trade and Barter / Other Revenue	$18,222	$17,633	+3.3%	$25,234	$34,536	(26.9)%
Net Revenue(1)	$660,323	$626,115	+5.5%	$1,275,659	$1,166,432	+9.4%

Income from Operations(2)	$174,494	$135,529	+28.8%	$292,110	$243,049	+20.2%

Net income	$86,606	$48,455	+78.7%	$133,947	$53,399	+150.8%

Broadcast Cash Flow(3)	$257,495	$226,936	+13.5%	$461,998	$415,149	+11.3%
Broadcast Cash Flow Margin(4)	39.0%	36.2%		36.2%	35.6%

Adjusted EBITDA Before One-Time Transaction Expenses(3)	$233,825	$208,284	+12.3%	$415,916	$379,900	+9.5%
Adjusted EBITDA(3)	$233,061	$202,178	+15.3%	$414,171	$325,992	+27.0%
Adjusted EBITDA Margin(4)	35.3%	32.3%		32.5%	27.9%

Free Cash Flow Before One-Time Transaction Expenses(3)	$148,926	$145,121	+2.6%	$271,373	$247,864	+9.5%
Free Cash Flow(3)	$148,162	$139,015	+6.6%	$269,628	$193,956	+39.0%

(1)

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, which resulted in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources. The change reduced the barter revenue (and the related barter expense) but did not impact the Company’s current or prior year income from operations, net income, broadcast cash flow, adjusted EBITDA or free cash flow. The discussion about this adoption is on page 4.

(2)

Effective January 1, 2018, the Company retrospectively adopted Accounting Standards Update No. 2017-07 which requires pension and other postretirement plans cost (credit), other than service costs, to be presented outside of income from operations. Thus, the income from operations during the three and six months ended June 30, 2017 was decreased by a pension and other postretirement plans credit of $3.2 million and $5.8 million, respectively.

(3)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(4)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 8/8/18

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group commented, “Nexstar’s financial growth momentum and focus on shareholder returns was evident again in the second quarter as we delivered another period of record results with top line, bottom line, and cash flow metrics exceeding consensus expectations. The 5.5% rise in second quarter net revenue reflects solid television advertising growth as well as continued retransmission and digital revenue growth.  Reflecting these factors, Nexstar posted record second quarter BCF, adjusted EBITDA and free cash flow with these metrics growing 13.5%, 15.3% and 6.6%, respectively on a year-over-year basis.  Furthermore, our enterprise-wide focus on efficiency and operating disciplines enabled us to bring about 22% of every net revenue dollar to the free cash flow line.

“Our commitment to apply our growing free cash flow to drive shareholder returns was also evident again in the second quarter as we allocated a total of approximately $84 million to return of capital and leverage reduction initiatives.  During the quarter, we used $16.7 million of cash from operations to repurchase 250,000 Nexstar shares, paid our twenty-second consecutive quarterly cash dividend which amounted to $17.2 million, and reduced debt by $50.6 million. With $269.6 million of year-to-date free cash flow and our second half 2018 political revenue pacing very strongly, we remain highly confident in meeting our target for average annual free cash flow in excess of $600 million for the 2018/2019 cycle.  At the same time, our recent share repurchase activity has reduced our Class A common stock outstanding (Nexstar’s only class of shares outstanding) to approximately 45.5 million shares.

“Notably, excluding digital revenues and expenses, the 2018 second quarter is the first period since last year’s completion of the Media General transaction where our reported results reflect a pure same-station comparison. Our spot inventory optimization strategies, which are focused on maximizing the political revenue opportunity, served us well in the second quarter as total television advertising revenue rose 3.2%, reflecting record second quarter political revenue which more than offset the reduction in inventory available for local and national spot sales. Reflecting our presence in states with high levels of political spending activity, 2018 second quarter political revenue outpaced our budgets and consensus estimates and rose by 369% over the 2014 period, the last comparable mid-term election cycle. Importantly, despite strong demand from candidates, PACs and other advertisers early in this election cycle, our local and national spot revenue improved on a quarterly sequential basis as our local sales teams continue to generate healthy levels of new business across our markets.

“Combined second quarter digital media and retransmission fee revenue of $340.2 million rose 7.6% over the prior-year period and accounted for 51.5% of net revenue, illustrating again the positive and ongoing shift in our revenue mix and marking growth of 100 basis points in this metric from 2017 second quarter levels. Overall, the year-over-year increase in second quarter non-television advertising revenue reflects recent renewals of distribution agreements with multichannel video programming distributors and the establishment of distribution agreements with OTT providers, the January 2018 accretive acquisition of LKQD, and organic growth across our profitable digital operations.  These gains were partially offset by digital revenues included in the comparable 2017 second quarter from certain legacy Media General digital operations that were discontinued in the second half of last year.

“The rise in second quarter station direct operating expenses (net of trade expense) primarily reflects the growth in broadcast ad sales as well as budgeted increases in network affiliation expense and expenses for LKQD. The 6.7% decline in SG&A expense reflects our previously disclosed reclassification of certain digital administrative expenses to corporate expense. Second quarter corporate expense excluding non-cash compensation expense was in line with our expectations.

Nexstar Media Group, 8/8/18

“Last week, Nexstar entered into definitive agreements to acquire KRBK-TV, the FOX affiliate in Springfield, Missouri and WHDF-TV, the CW affiliate in Huntsville, Alabama for an aggregate purchase price of $19.45 million in accretive transactions. These transactions allow Nexstar to generate incremental advertising and net retransmission consent revenue growth without an increase in our total U.S. television household reach. The purchase price represents a highly attractive multiple of the pro forma contribution to our operating results and the acquisitions are leverage-neutral on a pro-forma basis. Nexstar expects both transactions to close in the fourth quarter of 2018, subject to FCC and other customary approvals.  Our proven ability to significantly expand free cash flow by identifying, executing and financing accretive transactions highlights Nexstar's role in the industry as the leading consolidator with an unrivaled record in terms of our execution consistency, capital allocation and the enhancement of shareholder value. In each transaction, large or small, we follow our well-established playbook to enhance the operating results of acquired assets, while delivering exceptional service to the local communities where we operate.

“With our focus on generating free cash flow, we remain disciplined in managing costs, while paying dividends, repurchasing shares and pursuing additional selective accretive acquisitions. In concert with our return of capital policies, we remain focused on actively managing our capital structure as another means of enhancing shareholder value.  In this regard, during the first six months of 2018 we allocated approximately $166 million toward debt reduction, opportunistic share repurchases and cash dividends while funding $97 million to acquire fast growing LKQD Technologies for our digital tech stack. With our year-to-date progress on debt reduction and the biggest mid-term election cycle in the Company’s history before us, we continue to expect Nexstar’s net leverage, absent additional strategic activity and discretionary capital returns, to decline to the mid/high 3x range by year-end.

“Nexstar’s organization-wide commitment to excellence in local content for viewers and users as well as unparalleled marketing results for our advertisers has been fundamental to our success and growth. We are executing well on all facets of our business plan, including elevated levels of local original content and service to local viewers and advertisers, continued operational improvements and further optimizing the Company’s capital structure and cost of capital. As we continue to benefit from what are expected to be record levels of political advertising in 2018, the ongoing renewal of our retransmission consent agreements and completion of recently announced tuck-in transactions, we have excellent visibility to delivering on or exceeding our free cash flow targets and a clear path for the continued near- and long-term enhancement of shareholder value.”

The consolidated debt of Nexstar, its wholly owned subsidiaries, Mission Broadcasting, Inc., Marshall Broadcasting Group, Inc. and Shield Media, LLC (collectively, the “Company”) at June 30, 2018, was $4,287.6 million including senior secured debt of $2,719.9 million. The Company’s total net leverage ratio at June 30, 2018 was 4.69x and first lien net leverage ratio at June 30, 2018 was 2.92x compared to a covenant of 4.50x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	6/30/2018	12/31/2017
Revolving Credit Facilities	$-	$3.0
First Lien Term Loans	$2,719.9	$2,791.9
6.125% Senior Unsecured Notes	$273.2	$273.0
5.875% Senior Unsecured Notes	$407.2	$408.1
5.625% Senior Unsecured Notes	$887.3	$886.5
Total Funded Debt	$4,287.6	$4,362.5

Cash on Hand	$147.7	$115.7

Nexstar Media Group, 8/8/18

Share Repurchase Program

On May 1, 2018 the Company’s Board of Directors approved an expansion of the Company’s share repurchase authorization for up to an additional $200 million of repurchases of its Class A common stock. The expansion brought the total capacity under Nexstar’s share repurchase program to approximately $218.6 million when combined with the approximate $18.6 million remaining under its prior authorization. In the second quarter of 2018, Nexstar repurchased a total of 250,000 shares of its Class A common stock at an average purchase price of $66.80 for a total cost of $16.7 million following the repurchase of approximately 500,000 shares of its Class A common stock at an average purchase price of $67.40 for a total cost of $33.8 million in the first quarter of 2018. Share repurchases were funded from cash flow from operations. Reflecting the shares repurchased to date, Nexstar has approximately 45.5 million shares of Class A common stock outstanding (the only class of shares outstanding). As of June 30, 2018, the remaining available amount under the share repurchase authorization was $201.9 million.

Change in Revenue Reporting Under FASB ASU No. 2014-09

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, the new revenue accounting guidance issued by the Financial Accounting Standards Board. The adoption resulted in certain changes in the Company’s revenue recognition policies and the presentation of certain revenue sources in the quarterly financial results. Beginning with the first quarter of 2018, the Company no longer recognizes barter revenue and barter expense arising from the exchange of advertising time for certain program material. During the three and six months ended June 30, 2017, the Company recognized barter revenue (and related barter expense) of $9.9 million and $20.1 million, respectively. In addition, the Company now presents local, national, digital and political revenues, exclusive of related agency commissions. The change in accounting for barter reduced the amount of revenue and related expense in 2018. The change in the presentation of local, national, digital and political revenue did not impact the Company’s net revenue. These changes did not impact the Company’s current or prior year income from operations, net income, broadcast cash flow, adjusted EBITDA and free cash flow.

Second Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-4801, conference ID 7118403 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, corporate expenses, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Nexstar Media Group, 8/8/18

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net), minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense, (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, stock-based compensation expense, non-cash compensation expense, stock-based compensation expense, goodwill and intangible assets impairment, other expense (income) and proceeds from disposals of property and equipment, minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 171 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Nexstar Media Group, 8/8/18

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 8/8/18

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenue	$660,323	$626,115	$1,275,659	$1,166,432

Operating expenses (income):
Corporate expenses	27,384	27,914	53,727	94,944
Direct operating expenses, net of trade	270,200	248,880	545,679	464,940
Selling, general and administrative expenses, excluding corporate	111,519	119,527	227,081	229,430
Trade and barter expense	4,239	13,655	7,723	26,555
Depreciation	25,090	26,292	50,904	48,518
Amortization of intangible assets	37,181	38,557	73,483	86,715
Amortization of broadcast rights, excluding barter	15,913	15,761	32,013	29,997
Reimbursement from the FCC related to station repack	(5,697)	-	(7,061)	-
Gain on disposal of stations, net	-	-	-	(57,716)
Total operating expenses	485,829	490,586	983,549	923,383
Income from operations	174,494	135,529	292,110	243,049
Interest expense, net	(56,281)	(55,685)	(110,870)	(134,922)
Loss on debt extinguishment	(481)	(1,323)	(1,486)	(33,127)
Pension and other postretirement plans credit, net	2,950	3,156	5,900	5,787
Other expenses	(812)	(900)	(939)	(1,007)
Income before income taxes	119,870	80,777	184,715	79,780
Income tax expense	(33,264)	(32,322)	(50,768)	(26,381)
Net income	86,606	48,455	133,947	53,399
Net loss (income) attributable to noncontrolling interests	1,126	(4,463)	1,907	(3,358)
Net income attributable to Nexstar	$87,732	$43,992	$135,854	$50,041

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$1.92	$0.94	$2.96	$1.10
Diluted	$1.86	$0.91	$2.87	$1.07

Weighted average number of common shares outstanding:
Basic	45,631	46,931	45,852	45,573
Diluted	47,147	48,195	47,414	46,815

Dividends declared per common share	$0.375	$0.30	$0.75	$0.60

Nexstar Media Group, 8/8/18

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Broadcast Cash Flow and Adjusted EBITDA:	2018	2017	2018	2017

Net income	$86,606	$48,455	$133,947	$53,399

Add (Less):
Interest expense, net	56,281	55,685	110,870	134,922
Loss on extinguishment of debt	481	1,323	1,486	33,127
Income tax expense	33,264	32,322	50,768	26,381
Depreciation	25,090	26,292	50,904	48,518
Amortization of intangible assets	37,181	38,557	73,483	86,715
Amortization of broadcast rights, excluding barter	15,913	15,761	32,013	29,997
Gain on asset disposal, net	(332)	(973)	(391)	(58,595)
Corporate expenses	27,384	27,914	53,727	94,944
Other expense	812	900	939	1,007
Pension and other postretirement plans credit, net	(2,950)	(3,156)	(5,900)	(5,787)
Reimbursement from the FCC related to station repack	(5,697)	-	(7,061)	-
Payments for broadcast rights	(16,538)	(16,144)	(32,787)	(29,479)

Broadcast cash flow	257,495	226,936	461,998	415,149
Margin %	39.0%	36.2%	36.2%	35.6%

Add (Less):
Pension and other postretirement plans credit, net	2,950	3,156	5,900	5,787
Corporate expenses, excluding one-time transaction expenses	(26,620)	(21,808)	(51,982)	(41,036)

Adjusted EBITDA before one-time transaction expenses	233,825	208,284	415,916	379,900
Margin %	35.4%	33.3%	32.6%	32.6%

Add (Less):
Corporate one-time transaction expenses	(764)	(6,106)	(1,745)	(53,908)

Adjusted EBITDA	$233,061	$202,178	$414,171	$325,992
Margin %	35.3%	32.3%	32.5%	27.9%

Nexstar Media Group, 8/8/18

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Free Cash Flow:	2018	2017	2018	2017

Net income	$86,606	$48,455	$133,947	$53,399

Add (Less):
Interest expense, net	56,281	55,685	110,870	134,922
Loss on extinguishment of debt	481	1,323	1,486	33,127
Income tax expense	33,264	32,322	50,768	26,381
Depreciation	25,090	26,292	50,904	48,518
Amortization of intangible assets	37,181	38,557	73,483	86,715
Amortization of broadcast rights, excluding barter	15,913	15,761	32,013	29,997
Gain on asset disposal, net	(332)	(973)	(391)	(58,595)
Non-cash compensation expense	673	-	1,233	-
Stock-based compensation expense	8,195	6,499	14,595	11,309
Corporate one-time transaction expenses	764	6,106	1,745	53,908
Other expense	812	900	939	1,007
Payments for broadcast rights	(16,538)	(16,144)	(32,787)	(29,479)
Cash interest expense(1)	(53,670)	(53,218)	(105,633)	(110,190)
Capital expenditures, excluding station repack and CVR spectrum(2)	(13,514)	(14,181)	(28,167)	(27,691)
Capital expenditures related to station repack	(1,471)	-	(6,895)	-
Proceeds from disposals of property and equipment	1,027	14,171	3,874	14,575
Operating cash income taxes, net of refunds(3)	(31,836)	(16,434)	(30,611)	(20,039)

Free cash flow before one-time transaction expenses	148,926	145,121	271,373	247,864

Add (Less):
Corporate one-time transaction expenses	(764)	(6,106)	(1,745)	(53,908)

Free cash flow	$148,162	$139,015	$269,628	$193,956

(1)	Excludes payments of $19.6 million in one-time fees in January 2017 associated with the financing of the Company’s merger with Media General.
(2)	During the three and six months ended June 30, 2018, capital expenditures related to relinquishment of the CVR spectrum were $0.3 million and $1.3 million, respectively.
(3)	Excludes the payment of $2.2 million in taxes during the three months ended June 30, 2018 related to tax liabilities assumed in an acquisition.

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